Exhibit 8.1

August 20, 2021

Live Oak Acquisition Corp. II

40 S. Main Street, #2550

Memphis, TN 38103

Re:  Exhibit 8.1 Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Live Oak Acquisition Corp. II, a Delaware corporation (“LOKB”), in connection with (i) the planned transaction (the “Business Combination”) pursuant to the Business Combination Agreement and Plan of Reorganization, dated as of May 6, 2021 (as amended and supplemented through the date hereof and including the exhibits thereto, the “Business Combination Agreement”), by and among LOKB, Live Oak Merger Sub Inc., a Delaware corporation, and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company, and (ii) the preparation of the related registration statement on Form S-4 (File No. 333-256880) initially filed by LOKB with the Securities and Exchange Commission, including the combined proxy statement/prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”). This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement.

In connection with the preparation of this opinion, we have examined the Business Combination Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate. In addition, we have assumed that: (i) the Business Combination will be consummated in accordance with the provisions of the Business Combination Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Business Combination and the parties thereto set forth in the Business Combination Agreement and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Business Combination, (iii) all such statements qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, and (v) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, our opinion as expressed below may be adversely affected.

Based upon and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, it is our opinion that insofar as it summarizes U.S. federal income tax considerations for LOKB and its existing shareholders, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations for Holders of Class A Common Stock” is accurate in all material respects.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston Los Angeles London New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Live Oak Acquisition Corp. II August 20, 2021 Page 2

We express no opinion on any issue or matter relating to the tax consequences of the Business Combination contemplated by the Business Combination Agreement or the Registration Statement other than the opinion set forth above. This opinion is rendered only to LOKB and is solely for LOKB’s use in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the references to our firm name in the proxy statement/prospectus under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations for Holders of Class A Common Stock.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP